EXHIBIT 99.1

                        THE DOE RUN RESOURCES CORPORATION

                                    SUITE 300
                               1801 PARK 270 DRIVE
                               ST. LOUIS, MO 63146

Contact:

Steven C. Balet
MacKenzie Partners, Inc.
(212) 929-5500


FOR IMMEDIATE RELEASE

      Doe Run Resources Announces Tentative Agreement Regarding Consensual Restructuring

            St. Louis, MO: OCTOBER 17, 2002 The Doe Run Resources Corporation ("Doe Run") announced today that it had reached an understanding with certain Holders of its Old Notes regarding its Revised Exchange Offer and Solicitation of Acceptances, pursuant to which it believes it will achieve the minimum tender required to consensually consummate its Revised Exchange Offer, as amended pursuant to the terms described herein. Doe Run is extending the expiration time of its Revised Exchange Offer until 5:00 P.M., New York City time on Friday, October 18, 2002, at which time, if Doe Run has achieved the tender by Holders of 96% of the aggregate amount outstanding of its Senior Secured Notes, 97% of the aggregate amount outstanding of its Senior Notes and 95% of the aggregate amount outstanding of its Floating Interest Rate Senior Notes ("Floaters") (collectively, the "Amended Minimum Tender"), it intends to accept for exchange all Old Notes so tendered, and proceed to consummate the transactions contemplated by the Revised Exchange Offer, as modified herein, and as otherwise described in its Exchange Offer, Consent Solicitation and Solicitation of Acceptances dated September 20, 2002 (the "Offering Memorandum").

            Doe Run has amended the Revised Exchange Offer as follows:

            o Pursuant to the modified Revised Exchange Offer, Holders of Old Notes will receive the following consideration for their properly tendered Old Notes if the Revised Exchange Offer is consummated:

                  o Holders of Senior Secured Notes will receive $680 aggregate principal amount of new notes due 2008 of Doe Run ("Exchange Notes") for each $1,000 principal amount of Senior Secured Notes successfully tendered and Holders of Senior Notes and Floaters will receive $580 aggregate principal amount of Exchange Notes for each $1,000 principal amount of such Old Notes successfully tendered; plus, in all cases, Holders of Old Notes successfully tendered into the Exchange Offer will receive their pro rata portions (with respect to all exchanging Holders) of warrants to purchase up to 40% of the common stock of Doe Run; and

            o Doe Run is modifying the terms of the Exchange Notes by modifying the covenant entitled "Limitation on Sale of Assets", found on pages 60-61 of the Offering Memorandum. As modified, this covenant will require Doe Run, upon its consummation of an asset sale resulting in proceeds to Doe Run of not less than $20 million, whether in one transaction or a series of related transactions, to use such proceeds to (x) first effect reductions in indebtedness secured by such assets so sold and then (y) apply any remnant proceeds to the making of a cash tender offer to the holders of Exchange Notes (i.e., Doe Run will not have the ability to reinvest such proceeds prior to the making of a tender offer to holders of Exchange Notes).

            In the event that Doe Run does not achieve the Amended Minimum Tender, Doe Run intends to file a Chapter 11 case and seek to confirm its prepackaged plan of reorganization (the "Plan") in the United States Bankruptcy Court for the Southern District of New York. Doe Run has, as of the date hereof, received sufficient Acceptances from Holders of Old Notes to confirm the Plan. In the event the Plan is confirmed, (i) Holders of Old Notes will receive the consideration set forth in the Offering Memorandum (i.e., Holders of Senior Secured Notes will receive $660 aggregate principal amount of Exchange Notes for each $1000 principal amount of Senior Secured Notes and Holders of Senior Notes and Floaters will each receive $560 aggregate principal amount of Exchange Notes for each $1000 principal amount of such Old Notes) and (ii) the covenant entitled "Limitation on Sale of Assets" will not be modified as described above). Doe Run has modified the terms of the Plan to provide that Holders who do not assign their rights and claims against the existing Guarantors of the Old Notes arising under their respective guarantees of the Old Notes to Doe Run ("Non-Releasing Holders") will receive Exchange Notes guaranteed by The Buick Resource Recycling Facility, LLC, a wholly owned subsidiary of Doe Run, but not by the existing Guarantors of the Old Notes. In its present form, the Plan provides that Non-Releasing Holders shall receive Exchange Notes which are not guaranteed by any person or entity.

            All Holders are invited to participate in the Revised Exchange Offer on the modified terms set forth herein. Doe Run will not permit Holders to tender into the Revised Exchange Offer less than all of the Old Notes of any particular tranche held by such Holder ( e.g., a Holder tendering Floaters into the Revised Exchange Offer must tender all of the Floaters held by such Holder into the Revised Exchange Offer). Holders who tender Old Notes into the Revised Exchange Offer in violation of the foregoing provision risk having their tender declared defective by Doe Run in which case, assuming the Revised Exchange Offer is consummated, such Holder shall receive no consideration of any kind on account of the Revised Exchange Offer from Doe Run. Holders with questions concerning how to participate in the Revised Exchange Offer or wishing to obtain copies of the Offering Memorandum, additional Letters of Transmittal or any other documents relating to the transaction should direct all inquiries to the information agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll-free). Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Revised Exchange Offer.

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            This press release is not an offer to exchange any of the Old Notes.
The offer to exchange Old Notes will only be made in accordance with the Offering Memorandum.

            Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expect," "anticipate," "intend," "believe," "foresee" and similar expressions are intended to identify such forward-looking statements; however, this press release also contains other forward-looking statements. Doe Run cautions that there are various important factors that could cause actual events to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated events will occur. Among such factors are: the involvement of Doe Run's secured and unsecured creditors in any restructuring negotiations; competitive pressure in Doe Run's market; business conditions in the mining and lead industry generally; general economic conditions and the risk factors detailed from time to time in Doe Run's periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, Doe Run does not undertake to update them in any manner except as may be required by the Securities and Exchange Commission under federal laws.

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